HS3 Technologies, Inc. Signs Letter of Intent with Wright- Hennepin Coopertive Electric Association and American Monitoring Services

Denver, CO 03/27/07 - HS3 Technologies, Inc. (OTC BB:HSTH.OB - News), a national provider of security solutions has signed a Letter of Intent with Wright-Hennepin Cooperative Electric Association, DBA W-H International Response Center (WHIRC) of Rockford, Minnesota and American Monitoring Services(AMS) of Denver, Colorado for WHIRC to distribute HS3’s and AMS security products and services, which include remote video, virtual guard tours and biometric access control to WHIRC’s national network of 250 dealers and 40,000 burglar and fire alarm customers.

“The partnering of these companies’ products will generate recurring revenue for the companies and their dealers through ongoing monitoring contracts in addition to the sale of products and services,” said Mark Lana, President of HS3 Technologies, Inc. “Relationship with qualified partners like WHIRC and AMS will allow us to meet and exceed our sales goals.”

Wright-Hennepin is one of the nation’s largest public utility corporations and provider of electricity, and through its subsidiary, W-H International Response Center (WHIRC), they are also a national provider of burglar alarm and fire protection installation, service, and monitoring products. Wright-Hennepin has the ability to advance the combined security products into a well established network of 250 experienced dealers who have been serving and providing security products to customers throughout the United States and Canada.

AMS is the first company of its kind to truly offer responsive ‘virtual guard’ services from a remote centralized command center. Other monitoring companies only monitor alarm triggers or snapshot images and video clips of activity on the premise, usually responding only after an incident has occurred. AMS currently provides virtual guard tours to high-rises in the Denver Metro area increasing efficiencies through the reduction of onsite guards. AMS networking technology makes it possible to provide remote monitoring services that can react ‘real-time’ with an onsite incident where trained monitoring agents can act accordingly to the information received.

About HS3 Technologies, Inc.

HS3 Technologies, Inc. ("HS3") is a national provider of innovative security solutions, headquartered in Denver, Colorado. HS3 provides technologies and services through a national authorized dealer and distribution program. Utilizing independent sales professionals, national distribution and local dealers, HS3 offers custom security solutions for commercial, residential, government and military applications. These state-of-the-art products include digital video recording technology (DVR), biometric access control (door locks), personal biometric identification units, CCTV, video monitoring centers, cellular networks, wireless mesh networks units and wireless internet-linked satellite surveillance systems. HS3 Technologies is bringing together technologies, services and people to fulfill the increasing global security needs of today and tomorrow.

About WHIRC

Wright-Hennepin has been serving the public with electricity since 1937 and started a security division in 1989. In 2000, Wright-Hennepin began offering local and long distance phone and high-speed Internet services in portions of the cooperative's electric territory through an LLC called WH Comm.

Wright-Hennepin now has more than 42,500 electric retail accounts, provides security monitoring services to more than 38,000 customers in 22 states and three Canadian provinces and continues to grow its service area for its telecommunications and high speed Internet division.

Wright-Hennepin also offers Off-Peak programs that can help members save money on heating, cooling and water heating costs and a product and service offering that includes electric radiant floor heating as well as many services through WH Response.

About AMS

American Monitoring Services (AMS) is one of the first companies to pioneer Interactive Video Monitoring (IVM), or ‘Virtual Guard Services’. Through the integration of IP Network Security Camera Systems, Remote Access Control Systems, and Perimeter Alarm Systems, AMS can provide a total security solution to meet a variety of needs.

Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that the partnering of AMS, WHRIC and HS3 will generate recurring revenue for the companies, that the partnership will be able to distribute HS3’s and AMS security products and services to WHIRC’s national network of dealers and customers, or that HS3's relationship with WHIRC and AMS will allow HS3 to meet and exceed its sales goals.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, HS3's ability to manufacture the products to function as designed and the ability of the products to gain market acceptance; and HS3's ability to supply high-speed satellite Internet access and integrated security technologies to any location in the country, at higher speeds and lower costs. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the Company's recent current reports on Form 8-K, our annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic and current reports filed from time-to-time with the Securities and Exchange Commission.

CONTACT: Redwood Consultants, LLC at 415- 884-0348